QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.3

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPERATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH TWO ASTERISKS (**).

APPENDIX A

HYDROGEN SUPPLY AGREEMENT

BY AND BETWEEN

MARKWEST BLACKHAWK, L.P.

AND

CITGO REFINING AND CHEMICALS COMPANY L.P.

        THIS HYDROGEN SUPPLY AGREEMENT ("Agreement") is made and entered into effective September 28, 2007 ("Effective Date"), by and between MarkWest Blackhawk, L.P., a Texas limited partnership with offices at 1515 Arapahoe Street, Tower 2, Suite 700, Denver, CO 80202 ("MarkWest"), and CITGO Refining and Chemicals Company L.P., with offices at 1802 Nueces Bay Boulevard, Corpus Christi, TX 78407 ("CITGO"). MarkWest and CITGO may be referred to individually as a "Party" or collectively as the "Parties".

WITNESSETH:

        WHEREAS, in order for CITGO to be able to produce and sell diesel in the U.S. market in compliance with applicable laws and regulations, CITGO has elected to construct a new ultra low sulfur diesel Hydrotreater ("Hydrotreater") to be located at its West Refinery at 17350 Highway 37 West, Corpus Christi, Texas 78408, and in order to operate the Hydrotreater, CITGO must have a reliable supply of hydrogen; and

        WHEREAS, CITGO desires to enter into an agreement for the supply of hydrogen as required by CITGO for the Hydrotreater and CITGO's East Refinery located at 1802 Nueces Bay Boulevard, Corpus Christi, Texas 78407; and

        WHEREAS, MarkWest owns and operates the MarkWest Javelina Company Plant (the "Plant") located at 5438 Union Street, Corpus Christi, TX 78407 which extracts hydrogen from refinery off-gas and shall build, own and operate a steam methane reformer (the "SMR") to produce additional hydrogen for sale to CITGO and other local refiners and shall install, construct and operate pipeline facilities and compression facilities, all of which shall be located on or near the Plant property in order to supply the hydrogen required by CITGO for the Hydrotreater and the East Refinery, in accordance with this Agreement; and

        WHEREAS, MarkWest represents that it is skilled in the development, design, construction and operation of hydrogen generation facilities and has the ability and resources to undertake the development, financing, permitting, engineering, procurement, construction, operation and maintenance of the hydrogen generation facilities as further described below, and to produce and sell hydrogen to CITGO in accordance with this Agreement; and

        WHEREAS, once the Hydrotreater is operational, CITGO desires to purchase, and MarkWest desires to sell, certain quantities of Hydrogen produced from the SMR and the Plant, subject to the terms and conditions of this Agreement.

        NOW, THEREFORE, in consideration of the promises and mutual covenants set forth herein, the mutual benefits to be derived and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS

        As used in this Agreement, the following terms, when capitalized, whether in the singular, plural or possessive, shall have the meaning set forth below:

        1.1   "Affiliate" means any company or legal entity which controls a Party, is controlled by a Party, or which is controlled by an entity which controls a Party. "Control", as used in this Agreement, means the ownership directly or indirectly of more than fifty percent (50%) of the voting rights in a company or other legal entity, or the right, directly or indirectly, through its ownership position or through contract, to direct the management and policies of a company or other legal entity.

        1.2   "Base Service Charge" or "BSC" is the flat amount charged to CITGO Monthly, except as otherwise provided in Article VII.

        1.3   "Btu" means British thermal unit, and "MMBtu" shall mean one million (1,000,000) Btus.

        1.4   "Business Day" means any Day except Saturday, Sunday or Federal Reserve Bank holidays.

        1.5   "Commercial Operation Date" or the "COD" shall have the meaning set forth in Section 2.9.

        1.6   "Contract Year" means each consecutive twelve (12) Month period commencing on the Supply Commencement Date.

        1.7   "Day" means a period of twenty-four (24) consecutive hours commencing at 7:00 a.m. Central Clock Time, on one calendar day and ending at 7:00 a.m. Central Clock Time on the next calendar day, or such other period as the Parties may agree.

        1.8   "Delivery Point" means the point at which custody and title to the Hydrogen is transferred from MarkWest to CITGO where:

          (a)   in the case of the East Refinery, the Delivery Point shall be the outlet flange of the existing measurement facilities located in the southeast corner of MarkWest's Plant site near the interconnection of MarkWest's existing pipeline and CITGO's existing east/west hydrogen pipeline; and

          (b)   in the case of the West Refinery, the Delivery Point shall be at the outlet flange of the measurement facilities between MarkWest's pipeline, to be constructed by MarkWest in accordance with this Agreement, and CITGO's pipeline. Such location will be in the vicinity of the existing measurement facilities by which CITGO supplies Off-Gas from the West Refinery to MarkWest.

        1.9   "East Refinery" means CITGO's East Refinery located at 1802 Nueces Blvd., Corpus Christi, TX 78407.

        1.10 "Facilities" means, collectively, the Plant, the SMR and MarkWest's pipeline facilities, compression facilities and other facilities used to produce, deliver and supply the Hydrogen to CITGO hereunder.

        1.11 "First and Second Contingency Failure Protection" shall have the meaning set forth in Article II.

        1.12 "Force Majeure Event" shall have the meaning set forth in Section 12.1.

        1.13 "Hydrogen" means a gas conforming to the specifications set forth in Article IV.

        1.14 "Hydrotreater Project" shall mean the CITGO project for the design, engineering and construction of the new Hydrotreater.

        1.15 "KWh", whether or not capitalized, means kilowatt hour.

        1.16 "MMscf" means one million standard cubic feet of gas measured at standard conditions; for Hydrogen the standard conditions of measurement shall be 60 degrees Fahrenheit and 14.65 psia.

        1.17 "Month and Monthly" means the period of time beginning at 7:00 a.m. Central Clock Time on the first Day of each calendar month and ending at 7:00 a.m. Central Clock Time on the first Day of the next calendar month.

        1.18 "Monthly Average Volume" means the total volume of Hydrogen sales to CITGO from MarkWest under this Agreement in a Month divided by the total number of Days in that same Month.

        1.19 "Notice to Proceed" or "NTP" shall have the meaning set forth in Section 2.1.

        1.20 "NGP" means the actual weighted average purchase price, per MMBtu, paid by MarkWest for natural gas purchased from either non-affiliated third parties or CITGO for the SMR during the applicable Month.

        1.21 "Off-Gas" means gas produced as a by-product of refining crude oil and other refinery feedstocks and used as a feedstock for the Plant.

        1.22 "Power Cost or PC" reflects the actual electricity price per kWh charged to MarkWest by the electrical provider for the current Month multiplied by the deemed kWh usage of 129,600 kWh per Day, except as adjusted in accordance with Section 7.4.

        1.23 "Psia", whether or not capitalized, means pound per square inch absolute.

        1.24 "Psig", whether or not capitalized, means pound per square inch gauge.

        1.25 "Refinery" means the East Refinery and/or the West Refinery, as specified herein.

        1.26 "Request Rate" shall have the meaning set forth in Section 3.2.

        1.27 "Required COD" shall have the meaning set forth in Section 2.10.

        1.28 "Scheduled Downtime" means a period of time scheduled in advance with prior written notice provided by the scheduling Party to the other Party during which the scheduling Party performs periodic maintenance, repairs, modifications and testing, including integrity testing of pipelines and vessels, of either Party's facilities required to supply or receive the Hydrogen and as further defined in Article VI.

        1.29 "Specifications" means the specifications for the Hydrogen set forth in Article IV.

        1.30 "Supply Commencement Date" shall have the meaning set forth in Section 3.1.

        1.31 "ULSD" means ultra low sulfur diesel.

        1.32 "Unexcused Downtime Event" means an event resulting in MarkWest curtailing the delivery of Hydrogen to CITGO at the West Refinery Delivery Point to a quantity of less than ** MMscf for any Day; provided, however, any curtailment of delivery of Hydrogen at the West Refinery Delivery Point to a quantity of less than ** MMscf due to the following events shall not be considered an Unexcused Downtime Event: (i) the inability of CITGO to receive at least ** MMscf of Hydrogen; (ii) a Request Rate by CITGO of less than ** MMscf; (iii) a Scheduled Downtime Event; or (iv) a Force Majeure Event.

        1.33 "Variable Charge" or "VC" means the Hydrogen price component that varies based upon quantity of Hydrogen purchased during the Month, as further defined in Section 7.1.

        1.34 "West Refinery" means CITGO's West Refinery located at 17350 Highway 37 West, Corpus Christi, TX 78408.

ARTICLE II
CONSTRUCTION OF THE SMR

        2.1   CITGO shall provide to MarkWest written notice requesting that MarkWest proceed with construction of the SMR, pipeline and compression facilities as soon as practical after the Effective Date ("Notice to Proceed" or "NTP"). The NTP shall be irrevocable and without any conditions beyond those conditions expressly set forth in this Agreement. MarkWest shall have no obligation to commence construction, engineering and design hereunder until receipt of the NTP. If the NTP occurs after **, the Required COD shall be extended Day for Day for each Day the NTP occurs after **.

        2.2   In connection with the construction, engineering and design of the SMR, the compression facilities and the pipeline facilities to deliver Hydrogen to CITGO:

          (a)   MarkWest shall make certain engineering documentation available to CITGO's engineers and consultants describing the proposed interconnection facilities between MarkWest's Facilities and CITGO's West Refinery.

            (i)    CITGO shall be entitled to review the design of any such interconnection facilities and to request commercially reasonable modifications thereto;

            (ii)   CITGO must make any such requests for modifications of the design of interconnection facilities within fourteen (14) Days following receipt of the design from MarkWest.

            (iii)  In the event CITGO makes no such requests for modification within such fourteen (14) Day period, then CITGO shall be deemed to have waived its right hereunder to request any modifications to the design of the interconnection facilities.

          (b)   MarkWest will consider CITGO's design modification requests but shall have no obligation to undertake any such modifications. In considering any such requested modifications, MarkWest shall have the right to:

            (i)    evaluate the technical, cost and schedule impacts of each requested change; and

            (ii)   receive commensurate price and schedule adjustments from CITGO to implement those requested modifications.

  Within fourteen (14) Days of receiving CITGO's request, if MarkWest elects to undertake such modifications, MarkWest shall provide to CITGO the technical, cost and schedule impacts of such modifications ("Design Proposal"). CITGO shall have seven (7) Days upon receipt of the Design Proposal to accept or reject the Design Proposal. If CITGO does not approve the Design Proposal within seven (7) Days following MarkWest's submittal, CITGO shall be deemed to have withdrawn its requested design modifications. If CITGO approves the Design Proposal within seven (7) Days following MarkWest's submittal, MarkWest will proceed to implement such modifications and CITGO shall reimburse MarkWest for its actual and documented costs incurred for such modifications, and the Parties shall be deemed to have agreed to any extension of the Required COD as specified in the Design Proposal.

          (c)   The design, construction, installation, and operation of the SMR, the compression facilities and the pipeline facilities shall comply with all applicable laws and regulations and conform to generally accepted industry standards.

          (d)   MarkWest will design, construct, install, and operate the pipeline delivering Hydrogen to the West Refinery to be capable of being internally integrity tested while delivering Hydrogen with no material decrease or disruption of Hydrogen delivery to the West Refinery.

          (e)   MarkWest will design, construct, install, and operate the SMR and the compression facilities in such manner as to provide "First and Second Contingency Failure Protection." First and Second Contingency Failure Protection means:

            (i)    providing a suitable level of redundancy for key items of equipment included in the SMR and the compression facilities, to be determined in MarkWest's sole and commercially reasonable discretion. This would include, but not be limited to, dual electrical feed sources to the Facilities and two (2) hydrogen compressors each designed to provide a capacity of fifty (50) MMscf per Day;

            (ii)   avoiding reliance, in a commercially reasonable manner, on a single component or element that MarkWest deems critical to continued operation of the SMR and the compression facilities and that can result in an Unscheduled Downtime Event; and

            (iii)  preparing a process design analysis indicating commercially reasonable conformance with this requirement.

          (f)    The Parties agree that remedies for any failure to provide First and Second Contingency Failure Protection or failure of such First and Second Contingency Failure Protection shall be limited to the remedies set forth herein for the failure to deliver Hydrogen.

          (g)   The SMR, the compression facilities and pipeline facilities will be designed and constructed to permit operation of the Plant and the SMR independently, one from the other. The design shall provide that operation of the Plant, or failures in the Plant operations, shall not impair MarkWest's operation of the SMR in accordance with this Agreement. The SMR will be designed and constructed to have a capacity of between thirty (30) and thirty-three (33) MMscf per Day of Hydrogen.

          (h)   MarkWest shall, subject to the other provisions of this Agreement, complete all work, obtain all permits and/or other governmental approvals which may be required, and comply with all applicable laws and regulations.

        2.3   CITGO shall have the following obligations during the period prior to COD:

          (a)   If requested by MarkWest, CITGO may, but is not obligated to, assist MarkWest, at MarkWest's sole cost and expense, in MarkWest's negotiation and execution of the right-of-way agreement needed for the pipeline delivering Hydrogen to the West Refinery; provided, however, at no cost to MarkWest, CITGO shall assign rights to MarkWest under CITGO's existing rights-of-way and easements as necessary for MarkWest to construct and install the new hydrogen product pipeline but only to the extent that CITGO owns or controls such rights-of-way and easements and those rights-of-way and easements can be assigned hereunder without the necessity of obtaining any third party consents or approvals.

          (b)   CITGO shall provide, install, operate and maintain (or cause to be provided, installed, operated, and maintained) at its sole cost, risk and expense all necessary pipelines, instrumentation, equipment (including meters, telemetry, and telecommunication equipment) and related facilities downstream of the Delivery Points to enable CITGO, or its designee, to safely and efficiently receive Hydrogen from MarkWest at the Delivery Points.

          (c)   During the testing of MarkWest's SMR, the compression facilities and the pipeline facilities, MarkWest may notify CITGO of any Hydrogen MarkWest has available for purchase. CITGO shall purchase such Hydrogen from MarkWest on an "on call" basis up to CITGO's ability to receive such Hydrogen during the testing period. MarkWest shall provide CITGO prior written notice, expected to be five (5) days or more, of the schedule describing the anticipated volumes and dates for such testing. The anticipated volumes of such Hydrogen may range from zero (0) to thirty-three (33) MMscf per Day, but is not expected to exceed an aggregate, during the testing period, of eighty-three (83) MMscf. The purchase price for Hydrogen during the testing period shall be the ** pricing as defined in Section 7.1.

        2.4   MarkWest will conduct project status meetings, not less frequently than once each Month, with its general contractor and primary sub-contractors during construction of the SMR, the compression facilities and the pipeline facilities during which the CITGO Hydrotreater Project Manager and Construction Manager (or their designees) may attend as an observer. The monthly project status meeting will be held at a time specified by MarkWest to CITGO on seven (7) Days prior notice, commencing in September 2007, at a location to be designated by MarkWest. The meeting agenda will routinely address, among other things:

  •
  project schedule status

  •
  4-week look ahead

  •
  project schedule risks

  •
  proposed mitigation plans to any matters adversely affecting the schedule

        2.5   After the start of construction, MarkWest will allow, at reasonable times and after reasonable advance notice, the CITGO Hydrotreater Project Manager and/or Construction Manager (or their designees) to tour the Facility ISBL construction site to observe overall construction status, all at the sole risk and liability of the Hydrotreater Project Manager and/or Construction Manager (or their designees). The CITGO representative's site tour will be conducted and escorted by a MarkWest representative (or designee).

        2.6   MarkWest will, during construction of the SMR, the compression facilities and the pipeline facilities communicate with CITGO on all issues and other matters that may affect the Milestone Schedule or the Required COD.

        2.7   The Milestone Schedule, attached hereto and incorporated herein by reference as Exhibit A, contains a list of key schedule milestones for Facility development through COD, with interim non-binding target dates for completion ("Milestones"). During the term hereof, if CITGO, in the exercise of its reasonable judgment, believes that MarkWest is not on schedule to meet the Milestones, CITGO may notify MarkWest in writing, specifying the Milestones that it believes MarkWest will not meet and the reasons for such belief. MarkWest shall respond to CITGO's notice within ten (10) Business Days of receipt thereof, specifying in detail: (i) the reasons that MarkWest believes the specified Milestones will be met, (ii) any Force Majeure Event which may have caused and/or excused any delay in meeting the Milestones, or (iii) the measures that MarkWest will undertake to ensure the Milestones are met.

        2.8   Subject to the other provisions of this Agreement, CITGO may, but is not obligated to, request that MarkWest take additional steps to accelerate completion of MarkWest's Facilities, and to accelerate delivery of the Hydrogen to CITGO, including by way of example, but without limitation, hiring additional employees and contractors, paying overtime, expediting shipments and equipment repairs, and MarkWest shall consider such steps in good faith and shall not unreasonably withhold its consent to implement any such steps. If MarkWest elects to undertake such additional steps, MarkWest will inform CITGO of the incremental costs to be incurred. Upon CITGO's agreement to reimburse MarkWest for such incremental costs, MarkWest will proceed to implement the requested additional steps it has elected to undertake and CITGO shall reimburse MarkWest for such actual, and documented incremental costs incurred for such implementation. Notwithstanding anything herein to the contrary, if CITGO elects to exercise its right under this Section 2.8, except for CITGO's obligations to reimburse MarkWest as set forth above, CITGO shall not incur any additional liabilities or obligations to MarkWest or be deemed to have waived any of its rights and remedies under this Agreement and applicable law by exercising such right.

        2.9   When MarkWest determines that the Facilities are operating and MarkWest is capable of delivering Hydrogen in accordance with this Agreement, MarkWest shall provide written notice to CITGO confirming the effective date, and providing supporting documentation, of such readiness. The effective date of such notice is referred to herein as the "Commercial Operation Date" or the "COD".

        2.10 If the COD does not occur by **, or such other date as extended pursuant to Sections 2.1 and/or 2.2(b) (the foregoing date is referred to as the "Required COD") and CITGO has confirmed in writing to MarkWest that the Hydrotreater is ready to begin receiving the Hydrogen, then MarkWest shall make the following options available to CITGO:

          (a)   MarkWest shall proffer Hydrogen available from the Plant to CITGO at the ** price until the COD ("Interim Service Period"). If such Hydrogen is accepted by CITGO during the Interim Service Period, then MarkWest's liquidated damages, described in 2.11 below, shall be reduced pro-rata based on the Hydrogen actually delivered by MarkWest, excluding any Hydrogen purchased by CITGO from third parties which are included in the Hydrogen delivered by MarkWest, to CITGO as compared to the Request Rate; and

        By way of example and for illustrative purposes only:

        **

        2.11 If the COD does not occur by the Supply Commencement Date, MarkWest shall pay to CITGO liquidated damages for each Day the COD occurs after the Supply Commencement Date unless any such delay is due to a Force Majeure Event. **. The Parties agree that it would be difficult to ascertain the damages and losses suffered by CITGO if the COD does not occur by the Supply Commencement Date and an adequate remedy at law might not be available to CITGO. Accordingly, the liquidated damages set forth in this Section 2.11 are not a penalty and are a reasonable amount to compensate CITGO for any such failure. The foregoing liquidated damages and any applicable rights and remedies under Article XI shall be CITGO's sole and exclusive remedy if the COD does not occur by the Supply Commencement Date.

        2.12 Each Party shall follow its own environmental, health, safety and security program for all activities that occur within that respective Party's facilities or operations.

        2.13 In the event either Party must work outside of that respective Party's property or facilities, but within the other Party's property, the Party upon whose property the work is being performed shall grant the other Party such rights of ingress to, egress from and access upon such property as necessary to conduct such work and shall have its policies and procedures, including, but not limited to, all environmental, health, safety and security requirements, apply and the other Party shall comply with such policies and procedures.

        2.14 Except as otherwise provided herein, CITGO and MarkWest will each bear their own costs related to the subject matter of this Agreement.

ARTICLE III
QUANTITY

        3.1   On the later to occur of (i) the effective date on which CITGO confirms in writing to MarkWest that the Hydrotreater is ready to begin receiving the Hydrogen or (ii) the Required COD, as the case may be (the "Supply Commencement Date"), MarkWest will deliver and sell to CITGO, and CITGO will purchase and receive, the Hydrogen requested by CITGO in accordance with Section 3.2 up to ** MMscf per Day (the "Contract Volume") produced at the Facility or obtained by MarkWest from third parties.

        3.2   From and after the Supply Commencement Date, CITGO will establish the daily volume of Hydrogen up to the Contract Volume to be delivered by MarkWest to CITGO at the Delivery Point(s) ("Request Rate").

        3.3   The Request Rate may be adjusted by CITGO at any time upon written notice from CITGO's Shift Superintendent to MarkWest in accordance with Article XIV. When CITGO provides the Request Rate or any changes thereto, CITGO shall also specify the volume to be delivered to the Delivery Point for the West Refinery and to the Delivery Point for the East Refinery, but not in an aggregate amount exceeding the Contract Volume. Upon receipt of notification of a revised or new Request Rate from the CITGO Shift Superintendent or his/her designee, MarkWest will adjust its rate of production within the capabilities of the Facilities, in the manner described below to match the revised Request Rate:

          3.3.1 If CITGO requests an increase in the Request Rate, MarkWest will make increased volumes of Hydrogen available to CITGO as soon as reasonably practical, and will apply the applicable price under Article VII to all Hydrogen delivered. The revised Request Rate will become applicable for the purposes of Section 7.7 and 7.8 at such time as the increased Request Rate has been achieved, but in no event more than fourteen (14) hours after CITGO has submitted the revised Request Rate.

          3.3.2 If CITGO requests a decrease in the Request Rate, MarkWest will adjust the rate of production to the lower Request Rate as set by CITGO. If MarkWest is able to use, sell or otherwise dispose of Hydrogen produced in excess of the revised Request Rate ("Excess Hydrogen") while reducing the production volumes to the revised Request Rate, MarkWest shall charge CITGO a fee ("Excess Hydrogen Disposal Fee") applicable to the Excess Hydrogen based upon the following schedule. The Excess Hydrogen Disposal Fee shall be the applicable Tier price set forth in Article VII, and shall be invoiced to CITGO in MarkWest's Monthly invoice:    **

          3.3.2.2 During the period during which MarkWest is reducing production to meet the decreased Request Rate, MarkWest shall exercise commercially reasonable efforts to use, sell or otherwise dispose of any Excess Hydrogen. If after exercising such efforts, MarkWest is unable to use, sell or dispose of all or a portion of the Excess Hydrogen, then CITGO will for a period of time **, accept delivery of all such Excess Hydrogen for consumption or disposal by CITGO and the fees described in this Section 3.3.2 shall not apply. If CITGO is unable to accept the Excess Hydrogen at the East Refinery or the West Refinery, the Parties will attempt to work together to safely minimize any flaring.

        3.4   From and after the Supply Commencement Date, MarkWest will produce and deliver Hydrogen, and CITGO shall request and receive Hydrogen, at a uniform rate of flow.

        3.5   From and after the Supply Commencement Date, MarkWest agrees that should it have insufficient volumes of Hydrogen to meet the Request Rate, MarkWest will first curtail all other customers to whom hydrogen is being delivered from the Facilities to the extent necessary to meet the Request Rate hereunder. If MarkWest remains unable to meet the Request Rate through such curtailment, then CITGO shall be entitled to cover the Request Rate from any sources until such time as MarkWest is able to accommodate the Request Rate. MarkWest shall reasonably cooperate and assist CITGO in facilitating the supply of hydrogen needed to cover the Request Rate in such case. **. In no instance shall the volume to be transported or compressed exceed the Contract Volume of this Agreement. MarkWest's provision of compression and hydrogen distribution pipelines and transportation shall be charged to CITGO as defined in Section 7.9.

        3.6   The Parties acknowledge that Hydrogen produced from Off-Gas at the Plant includes Off-Gas provided by CITGO. As long as CITGO has an agreement in place governing the delivery of Off-Gas from CITGO to the Plant, the Contract Volume shall remain at ** MMscf per Day. If such an agreement is not in place, the Contract Volume shall be ** MMscf per Day.

        3.7   Subject to the other provisions of this Agreement, CITGO agrees that it will not: (i) install or operate any equipment at the Refineries to supply hydrogen to the Hydrotreater, (ii) purchase Hydrogen for the Hydrotreater from any party other than MarkWest, without MarkWest's prior written approval during any period when Hydrogen is being tendered by MarkWest in accordance with this Agreement and MarkWest is complying with all its obligations under this Agreement. This Section 3.7 shall apply only to Hydrogen supplied to the Hydrotreater up to the Contract Volume that meets the requirements hereunder and does not restrict CITGO from purchasing hydrogen (i) to meet CITGO's additional requirements or (ii) for its East Refinery and/or (iii) for any other equipment or facilities from its Affiliates or any third parties.

ARTICLE IV
HYDROGEN QUALITY

        4.1   Hydrogen shall meet the following Specifications:

Hydrogen (H2) purity	**
N2 + CH4	**
CO + CO2	**
Water	**

        4.2   MarkWest agrees to provide all "material safety data sheets" pertaining to the Hydrogen purchased by CITGO.

        4.3   MarkWest will promptly notify CITGO's Refinery Shift Superintendent, by telephone and subsequently by facsimile in accordance with Article XIV, as soon as practical, after MarkWest has obtained actual knowledge, that MarkWest is manufacturing hydrogen that does not meet the Specifications.

        4.4   CITGO may refuse to accept at the Delivery Points any hydrogen not meeting the Specifications and CITGO shall not be obligated to pay for any such hydrogen so rejected. At CITGO's sole discretion, CITGO may continue to take hydrogen that does not meet Specifications.

        4.5   If MarkWest tenders hydrogen which fails to meet the Specifications, and CITGO agrees to accept such hydrogen, such hydrogen will be delivered to CITGO and CITGO will be deemed to have waived the requirement to meet the Specifications. To the extent MarkWest tenders hydrogen having a composition less than ** (by volume) of hydrogen, and such hydrogen is accepted by CITGO, the price for such nonconforming hydrogen will be discounted as further described in Section 7.

        4.6   CITGO's right to refuse non-conforming hydrogen and any applicable rights and remedies under Sections 7.7, 7.8, and 11.3 shall be CITGO's sole and exclusive remedies for any MarkWest failure to deliver Hydrogen meeting the Specifications.

ARTICLE V
A. DELIVERY AND MEASUREMENT

        5.1   MarkWest shall operate and maintain (or cause to be operated and maintained) at its sole cost, risk and expense all pipelines, instrumentation, equipment (including meters, telemetry, and telecommunication equipment) and related facilities to enable MarkWest to safely and efficiently deliver Hydrogen to CITGO, or its designee, at the Delivery Points in accordance with this Agreement. The metering systems shall be tested, and if necessary calibrated, once each Month at MarkWest's expense, and more frequently if reasonably requested by CITGO; provided, however, CITGO shall pay for such additional requested testing and calibration if the meter(s) is found to be accurate within one percent (1.0%), otherwise, MarkWest shall pay for such additional requested testing and calibration.

Should the meter(s) be found inaccurate in excess of one percent (1.0%), on any test, and the period of inaccuracy is not definitely known or agreed upon, an adjustment will be made for one half the period since the date of the last meter test. CITGO shall have the right to be present at the time of testing and calibration of the meter(s), and MarkWest shall give CITGO at least five (5) Days advance notice prior to the testing and calibration of the meter(s).

        5.2   Except as provided for in Section 5.1, the quantity of Hydrogen delivered to the Delivery Point shall be deemed conclusively to be the quantity measured by MarkWest or it's Affiliate's meter(s) at the Delivery Point, except where the meter(s) have ceased to function, in which case the quantity will be determined by the best available data using the first of the following methods: (i) by correcting the error if the percentage error is able to be determined by calibration, test or mathematical calculation; (ii) by use of CITGO's check meters, if installed and operating; (iii) by estimating the quantity based on CITGO's Hydrotreater hydrocarbon charge rate (that is, estimating the quantity of Hydrogen consumed based upon the quantity of diesel treated in the Hydrotreater); (iv) by estimating the quantity based on the Request Rate; or (v) by estimating the quantity based on deliveries under similar conditions.

        5.3   The Parties acknowledge that there is a minimum and maximum instantaneous rate of flow beyond which the measurement facilities at the Delivery Point will not be accurate. MarkWest shall install and calibrate the measurement facilities such that the minimum accurate flow and maximum accurate flow encompasses CITGO's and MarkWest's mutually agreed upon expected range of Hydrogen demand and CITGO shall submit Request Rates within that range.

        5.4   From and after the Supply Commencement Date, MarkWest shall deliver Hydrogen to CITGO at: (i) the Delivery Point of the West Refinery at a pressure not to exceed the maximum operating pressure of CITGO's connection facilities at the Delivery Point, but not less than ** psig, and at a maximum temperature of ** Fahrenheit; and (ii) the Delivery Point for the East Refinery at a pressure not greater than ** psig, or less than ** psig, and at a maximum temperature of ** Fahrenheit.

        5.5   Each Party shall have the right to be present at the time of any installation, cleaning, changing, repair, inspection or adjusting work relating to the measuring equipment of the other Party that is used in connection with this Agreement. The Party planning to conduct any such work shall give the other Party reasonable notice thereof in order that all necessary parties may be present. Notice to CITGO should be given to CITGO's Shift Superintendent.

        5.6   Title to, and risk of loss of the Hydrogen delivered hereunder, shall pass to CITGO from MarkWest at the Delivery Points.

ARTICLE VI
SCHEDULED DOWNTIME

        6.1   Either Party planning a Scheduled Downtime shall provide the other Party with at least thirty (30) Days prior written notice, specifying the commencement date of the Scheduled Downtime, the work to be performed, and the anticipated length of the Scheduled Downtime.

        6.2   Each Party shall use commercially reasonable efforts to coordinate its Scheduled Downtimes with the Scheduled Downtimes of the other Party, and in September of each calendar year shall provide the other Party a non-binding forecast of its anticipated Scheduled Downtimes for the upcoming calendar year.

        6.3   Scheduled Downtimes for both MarkWest's Facilities and CITGO's Hydrotreater are anticipated to be scheduled for a duration of up to seventeen (17) Days at a frequency of every thirty (30) to thirty-six (36) Months (a "Minor Downtime"); and a duration of up to thirty (30) Days at a frequency of once every seventy-two (72) Months (a "Major Downtime"). If practical, any recurring Minor Downtime(s) will be scheduled to occur during the Major Downtimes.

ARTICLE VII
PRICING

        **

ARTICLE VIII
NATURAL GAS SUPPLY

        8.1   MarkWest will acquire the natural gas to be used in the operation of the SMR. MarkWest may purchase all or a portion of the natural gas under long-term agreements to provide supply reliability. However, MarkWest shall not enter into any natural gas contracts with a term longer than one (1) year without CITGO's prior written consent. Upon CITGO receiving a written request from MarkWest for CITGO's consent to any such contract, CITGO shall have fourteen (14) Days to respond. If CITGO does not respond within that fourteen (14) Day period, CITGO will be deemed to have provided its consent by acquiescence.

        8.2   On or before the 15th Day of each Month, CITGO will provide MarkWest a nomination of the quantity of Hydrogen (the "Nominated Quantity") that CITGO anticipates will approximately match its Request Rate for the following Month. The Nominated Quantity will be used to determine the quantity of natural gas that will be required by MarkWest to produce Hydrogen to meet the anticipated Request Rates during the following Month.

        8.3   In the event a variance arises between natural gas volumes purchased to meet CITGO's Nominated Quantity and the actual amount of natural gas sourced to meet CITGO's Request Rates, any gain or loss on the resale of the excess natural gas purchases, or imbalance penalties imposed by natural gas suppliers, as a result of such variance shall be included in the NGP calculation.

        8.4   Notwithstanding anything to the contrary herein, CITGO retains the option to purchase all the natural gas to supply the SMR, with MarkWest's consent which consent shall not be unreasonably withheld ("Natural Gas Purchase Option"). If CITGO elects to exercise the Natural Gas Purchase Option, CITGO shall arrange for and pay for the purchase and delivery, including all necessary transportation, to the SMR, and MarkWest shall purchase the natural gas from CITGO at CITGO's actual purchase price. MarkWest shall cooperate and assist CITGO in facilitating the delivery of the natural gas to the SMR, and MarkWest shall not charge CITGO any costs or expenses in connection with such delivery, nor will MarkWest bear any connection costs or expenses related to the connection of facilities for such deliveries. If CITGO exercises the Natural Gas Purchase Option, and CITGO so provides the natural gas required to supply the SMR at the Request Rate, then any gains or losses on the resale of excess natural gas, or any imbalance penalties imposed on the natural gas supplies to CITGO, will be incurred by CITGO. CITGO shall invoice, and MarkWest shall pay, for the natural gas sold to MarkWest pursuant to this Section in accordance with Article IX. All natural gas for which CITGO arranges the purchase under this Section 8.4, must be of equivalent quality and pressure of the natural gas it is replacing and have no detrimental effect on the operations and efficiency of the SMR. Further, CITGO shall not take any actions that would modify the transportation or other similar arrangements of MarkWest relating to deliveries of natural gas to the Plant and Facilities.

        8.5   In order to exercise its Natural Gas Purchase Option, CITGO must provide sufficient prior written notice to MarkWest of CITGO's election to exercise its Natural Gas Purchase Option so that MarkWest has sufficient time to cancel or suspend its natural gas purchase contracts for any affected period without penalty.

          8.5.1 If MarkWest is unable to so cancel or suspend without cancellation or termination costs, MarkWest will provide a written response to CITGO stating when the affected contract will be subject to suspension, cancellation or termination by MarkWest without penalty or payment. MarkWest shall provide to CITGO a list of the cancellation and/or termination costs for the natural gas contract(s). If requested by CITGO, MarkWest shall cancel or terminate any such contracts in accordance with CITGO's instructions. MarkWest shall reasonably cooperate and assist CITGO in minimizing any cancellation and/or termination costs relating to such contracts. CITGO shall reimburse MarkWest in accordance with Article IX for any actual, documented and necessary cancellation and/or termination costs MarkWest incurs as a result of such cancellations or terminations, and MarkWest will provide CITGO support for such cancellation and/or termination costs after such costs have been incurred.

          8.5.2 If MarkWest is able to cancel or suspend, and CITGO has exercised its Natural Gas Purchase Option, CITGO shall coordinate with MarkWest regarding the availability of natural gas deliveries at the various delivery points into the Facilities. CITGO's notice to exercise its Natural Gas Purchase Option shall provide the time period for the purchase commitment, the volume and the purchase price of the natural gas to be delivered by CITGO to MarkWest.

        8.6   If CITGO exercises its Natural Gas Purchase Option, any failure of that supply that is not caused by MarkWest shall relieve MarkWest of any liability hereunder for Unexcused Downtime Events, failure to meet On-Stream Percentage requirements, or other liability arising from or related in any manner to such Natural Gas Purchase Option supply failure.

ARTICLE IX
BILLING AND PAYMENT

        9.1   By the tenth (10th) day of each Month, MarkWest shall render to CITGO an invoice including backup documentation supporting the calculation of price and volume for the amount of Hydrogen purchased during the preceding Month and delivered in accordance with this Agreement. Payment therefore shall be made by (i) electronic funds transfer or automated clearinghouse (preferably CTX or CCD+ with faxed information), or (ii) wire transfer. Such payment must be received on or before the 20th Day of the Month in which such billing is rendered ("Due Date"). CITGO shall be responsible for and timely pay any and all taxes levied on the Hydrogen sold to CITGO hereunder, except for MarkWest's income, franchise and/or property taxes and/or any new or additional taxes enacted in lieu of the aforementioned taxes. If CITGO, acting in good faith, disputes any invoiced amount, CITGO shall timely pay the undisputed amount. If a Party discovers or is advised of any errors in any invoice, the Parties will promptly meet to review such errors in good faith and will take such prompt corrective actions as they may agree to. Upon resolution of such dispute by the Parties, any previously unpaid and due amount will be promptly paid together with interest at the Default Rate, as defined below. Late payments shall accrue interest at a rate equal to the "Prime Rate", as published, from time to time, by the Wall Street Journal, under "Money Rates", plus 2% ("Default Rate"), from the due date until paid. In addition, should CITGO be more than thirty (30) Days late in making any payment of undisputed amounts, MarkWest shall have the right to cease deliveries of Hydrogen hereunder with five (5) calendar Days prior notice. Such cessation of deliveries, however, shall not relieve CITGO from its obligations for payment of the Base Service Charge, except as otherwise provided in this Agreement; provided, however, CITGO shall not be entitled to exercise any rights and remedies under Sections 7.7, 7.8 and 11.3 for such cessation. All invoices under this Agreement shall be rendered to CITGO at the following address in accordance with Article XIV:

CITGO Refining and Chemicals Company L.P.
Attn: Accounts Payable
P. O. Box 9176
Corpus Christi, TX 78469

        9.2   By the tenth (10th) day of each Month, CITGO shall render to MarkWest an invoice including backup documentation supporting the calculation of price and volume for the amount of natural gas purchased during the preceding Month and delivered in accordance with this Agreement. Payment therefore shall be made by (i) electronic funds transfer or automated clearinghouse (preferably CTX or CCD+ with faxed information), or (ii) wire transfer. Such payment must be received on or before the 20th Day of the Month in which such billing is rendered ("Due Date"). If MarkWest, acting in good faith, disputes any invoiced amount, MarkWest shall timely pay the undisputed amount. If a Party discovers or is advised of any errors in any invoice, the Parties will promptly meet to review such errors in good faith and will take such prompt corrective actions as they may agree to. Upon resolution of such dispute by the Parties, any previously unpaid and due amount will be promptly paid together with interest at the Default Rate, as defined below. Late payments shall accrue interest at a rate equal to the "Prime Rate", as published, from time to time, by the Wall Street Journal, under "Money Rates", plus 2% ("Default Rate"), from the due date until paid. All invoices under this Agreement shall be rendered to MarkWest at the following address in accordance with Article XIV:

MarkWest
Attn: Accounts Payable
5438 Union Street
Corpus Christi, TX 78407

        9.3   Each Party shall have the right, upon prior written request, at its own expense and during normal business hours, to audit or have audited by third parties the books, records, charts and other pertinent documents and data (collectively the "Records") of the other Party relating to this Agreement in order to verify that the other Party is complying with its obligations under this Agreement and to verify the accuracy of any statement, charge, computation or demand made under or pursuant to any of the provisions hereof. However, any access to records for the Plant shall only be made available to an independent auditor of CITGO with the understanding that such independent auditor may not disclose the contents of those records to CITGO but may only disclose to CITGO whether or not the audit confirms the statements and charges of MarkWest If any such examination shall reveal, or if either Party shall otherwise discover, any error in its own or the other Party's statements, payments, calculations or determinations, then proper adjustment thereof shall be made as promptly as practical thereafter. It is understood, however, that no adjustment of any statement or payment shall be made after the lapse of two (2) years from the end of the calendar year to which such statement or payment pertains. Each Party shall retain all Records for two (2) years from the end of the calendar year in which they are compiled, unless the statement or payment is subject to dispute, in which case the pertinent Records shall be retained until the dispute is resolved.

ARTICLE X
REPRESENTATIONS AND WARRANTIES OF THE PARTIES

        10.1 MarkWest represents to CITGO as follows:

          (a)   MarkWest is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization and each state in which it does business or owns property. MarkWest has full power and authority to own its properties, to carry on its business as now conducted, and to perform its obligations hereunder.

          (b)   MarkWest has full corporate power and authority to execute and deliver the Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated thereby have been duly authorized by all requisite corporate action on the part of MarkWest. This Agreement constitutes the valid and legally binding obligation of MarkWest, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization and other similar laws now or hereafter in effect relating to creditors' rights generally or by general principles of equity (whether enforced at law or in equity).

          (c)   The execution, delivery and performance by MarkWest of this Agreement and the transactions contemplated hereby will not constitute a breach of any term or provision of, or a default under (i) any outstanding indenture, mortgage, loan agreement or other contract or agreement to which MarkWest is a party or its property is bound, (ii) its organizational documents, (iii) any law, rule or regulation, or (iv) any order, writ, judgment or decree having applicability to it.

          (d)   MarkWest expressly agrees to comply with and abide by all applicable laws and regulations in connection with the ownership, construction and operation of the Facilities and in connection with the delivery of Hydrogen hereunder.

          (e)   As of the Effective Date, there is no proceeding pending, or to the best of MarkWest's knowledge, threatened against it which seeks, or may be reasonably expected to rescind, terminate, modify or suspend any government approval required in order for MarkWest to perform its obligations under this Agreement.

          (f)    As of the Effective Date, there are not pending or, to the best of MarkWest's knowledge, threatened legal actions, suits or arbitration or other proceedings before any governmental authority against or affecting MarkWest or any of its Affiliates with respect to the subject matter of this Agreement or its ability to perform any of its obligations hereunder.

          (g)   MARKWEST WARRANTS THAT THE HYDROGEN SHALL BE DELIVERED WITH GOOD TITLE TO CITGO, FREE AND CLEAR OF ALL LIENS, CLAIMS AND ENCUMBRANCES AND WILL MEET THE SPECIFICATIONS SET FORTH IN ARTICLE IV. OTHERWISE, MARKWEST HEREBY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE FACILITIES OR THE HYDROGEN TO BE DELIVERED, INCLUDING ANY WARRANTIES AS TO THE QUALITY AND QUANTITY OF HYDROGEN SOLD AND DELIVERED TO CITGO HEREUNDER INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, SUITABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE OR CONFORMANCE TO SAMPLES.

        10.2 CITGO represents to MarkWest as follows:

          (a)   CITGO is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization and each state in which it does business or owns property. CITGO has full power and authority to carry on its business as now conducted and to perform its obligations hereunder.

          (b)   CITGO has full corporate power and authority to execute and deliver the Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated thereby have been duly authorized by all requisite corporate action on the part of CITGO. This Agreement constitutes the valid and legally binding obligation of CITGO, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization and other similar laws now or hereafter in effect relating to creditors' rights generally or by general principles of equity (whether enforced at law or in equity).

          (c)   The execution, delivery and performance by CITGO of this Agreement and the transactions contemplated hereby will not constitute a breach of any term or provision of, or a default under (i) any outstanding indenture, mortgage, loan agreement or other contract or agreement to which CITGO is a party or its property is bound, (ii) its organizational documents,

  (iii) any law, rule or regulation, or (iv) any order, writ, judgment or decree having applicability to it.

          (d)   CITGO expressly agrees to comply with and abide by all applicable laws and regulations.

          (e)   As of the Effective Date, there is no proceeding pending, or to the best of CITGO's knowledge, threatened against it which seeks, or may be reasonably expected to rescind, terminate, modify or suspend any government approval required in order for CITGO to perform its obligations under this Agreement.

          (f)    As of the Effective Date, there are not pending or, to the best of CITGO's knowledge, threatened legal actions, suits or arbitration or other proceedings before any governmental authority against or affecting CITGO or any of its Affiliates with respect to the subject matter of this Agreement or its ability to perform any of its obligations hereunder.

ARTICLE XI
TERM AND TERMINATION

        11.1 Term. Unless earlier terminated in accordance with the Sections below, this Agreement shall commence on the Effective Date and shall continue in full force and effect for twenty (20) Contract Years commencing on the Supply Commencement Date ("Primary Term"), and as further described below, and shall continue automatically thereafter Contract Year to Contract Year until terminated upon at least three (3) years prior written notice to the other Party before the end of the Primary Term or any subsequent annual extension thereof. The first Contract Year shall commence on the Supply Commencement Date and extend to the first day of the Month in the next calendar year after the Month in which the Supply Commencement Date occurred **, it being understood that the initial Contract Year may exceed 12 calendar Months). Succeeding Contract Years shall commence from the first day of the second Contract Year, and continue for the full twelve (12) Month period thereafter **.

        11.2 Termination in Event of CITGO Board Rejection of the Hydrotreater Project. In addition to any other termination rights set forth in this Agreement, CITGO shall have the right to terminate this Agreement if the Board of Directors ("Board") of CITGO's general partner, CITGO Petroleum Corporation does not approve CITGO's Hydrotreater Project. CITGO shall provide written notice to MarkWest within five (5) Business Days following any Board action in which the Hydrotreater Project is either approved or disapproved. Following any disapproval by the Board, CITGO may terminate this Agreement. Upon such termination pursuant to this Section 11.2, CITGO will pay MarkWest, as termination fees, **. MarkWest shall exercise commercially reasonable efforts to mitigate such costs.

        Notwithstanding anything to the contrary above, prior to the NTP, there shall be no termination fee owed to MarkWest.

        For project cancellation notification received by MarkWest between the following times following the Notice to Proceed:

        **

        If CITGO's Board approval is not received within three hundred thirty (330) calendar days following the NTP, then either MarkWest or CITGO shall have the right to terminate this Agreement. In such event, CITGO shall pay a termination fee to MarkWest in the amount of **. MarkWest shall exercise commercially reasonable efforts to mitigate such costs. Upon MarkWest's receipt of notice that the Board has approved CITGO's Hydrotreater Project, neither Party has the right to terminate this Agreement pursuant to this Section 11.2.

        Any such payments required by this Section 11.2 shall be due within thirty (30) Days following CITGO's receipt of each invoice from MarkWest specifying such costs along with supporting documentation.

        11.3 Remedies in the Event of Breach of a Material Obligation. Each Party shall have the right to terminate this Agreement upon written notice to the other Party if the other Party breaches any of its material obligations under this Agreement. In order to terminate for any such breach, the Party claiming breach must provide written notice to the other Party, specifying in detail, the specific provisions of this Agreement that are claimed to be breached and the specific measures that the Party alleged to be in breach must take to remedy the breach ("Default Notice"). The Party receiving the Default Notice shall have a period of sixty (60) Days following receipt of the Default Notice in which to cure the breach, or, if the breach is of a nature that cannot reasonably be cured in sixty (60) Days, then the Party in receipt of the Default Notice shall commence to cure the breach within such (60) Day period and thereafter diligently pursue the completion of such remedy. The Party receiving the Default Notice shall prepare a detailed, written corrective action plan (the "Plan") within thirty (30) Days of receipt of the Default Notice, and such Plan shall be subject to the mutual agreement of the Parties. Neither Party shall unreasonably withhold its consent to any such Plan. However, if the Parties cannot agree upon the Plan, then either Party may submit the determination of the Plan to the dispute resolution procedures set forth in Section 16.4 below within ten (10) business Days following submission of the Plan by the Party in receipt of the Default Notice. The Parties agree that neither Party may claim termination of this Agreement during the period in which the Parties are attempting to agree on the Plan.

        11.4 Termination in the Event of Bankruptcy. Either Party may terminate this Agreement by providing written notice to the other Party upon the occurrence of any of the following events:

          (a)   Involuntary Bankruptcy Proceedings. (i) A receiver, custodian, liquidator, or trustee of either Party, or of the property of either Party, is appointed by court order and such order is consented to by such Party or remains in effect for more than sixty (60) days after the commencement of such action; (ii) an order for relief under any bankruptcy law is entered with respect to such Party or such Party is adjudicated to be bankrupt or insolvent; or (iii) a petition is filed against such Party under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, or liquidation law of any jurisdiction; whether now or hereafter in effect, and is not dismissed within sixty (60) days after such filing;

          (b)   Voluntary Petitions. Either Party files a petition in voluntary bankruptcy or seeking relief under any provision of any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, or liquidation law of any jurisdiction, whether now or hereafter in effect, or consents to the filing of or any order for relief under any petition against it under any such law; and/or

          (c)   Insolvency. Either Party becomes insolvent.

        11.5 Remedies. In addition to any other rights and remedies set forth in this Agreement, upon the occurrence of any breach of a material obligation by a Party, the other Party shall have all rights and remedies available to it at law and in equity, subject to the provisions of this Agreement; provided, as to any breaches for which express remedies are provided in this Agreement, such remedies shall be the sole and exclusive remedies.

ARTICLE XII
FORCE MAJEURE

        12.1 The term "Force Majeure Event" as employed herein, shall include, without limitation, the following, provided that any such event is not reasonably foreseeable and is not within the commercially reasonable control of, and not due to the fault or negligence of the Party claiming suspension: acts of God and the public enemy, wars, blockades, civil unrest, rebellion, insurrections, riots, lockouts, strikes, interruption of civil or public service, nuclear emergency, storms, hurricanes, freezing of lines of pipe, the failure, breakage or interruption of equipment or the Facilities, unless any such failure, breakage or interruption could have been prevented through standard industrial maintenance and repair practices, the inability to obtain any necessary materials, supplies or permits, the inability to obtain sufficient feedstocks for the SMR or the Plant, the necessity for maintenance or repair, any laws, orders, rules, regulations, acts or restraints of any governmental authority, whether or not lawfully made, and any other causes or conditions, whether or not of the kind herein enumerated.

        12.2 If either Party is rendered unable, wholly or in part, by a Force Majeure Event to perform or comply with any obligations or conditions of this Agreement, upon giving notice in writing and providing reasonably full particulars, including the estimated duration of the Force Majeure Event, to the other Party, such obligations or conditions, so far as they are affected by such Force Majeure Event, shall be suspended from the occurrence and during the continuance of any inability so caused but for no longer period; provided however, that CITGO's obligation to make payments for Hydrogen received shall not be suspended, except as otherwise provided in Article VII. The Party claiming the Force Majeure Event shall use its commercially reasonable efforts to mitigate the effects of the Force Majeure Event on the other Party, and the Force Majeure Event and its impacts shall be remedied so far as reasonably practicable with reasonable dispatch, except that settlement of strikes and lockouts shall be wholly within the discretion of the Party claiming the Force Majeure Event.

        12.3 If a Force Majeure Event occurs and the Party claiming the Force Majeure Event estimates the duration of such Force Majeure Event to exceed thirty (30) Days, the Parties shall mutually agree upon a written corrective action plan within thirty (30) Days of the Force Majeure Event, to be prepared by the Party claiming the Force Majeure Event as soon as practical after the occurrence of such Force Majeure Event, to be mutually agreed upon by the Parties, and setting forth a commercially reasonable plan and schedule to resume performance of each Party's obligations under this Agreement. Neither Party shall unreasonably withhold its consent to any such plan. However, if the Parties cannot agree upon the written corrective action plan within thirty (30) Days following submission of the plan by the Party claiming the Force Majeure Event, then either Party may submit the determination of the plan to the dispute resolution procedures set out in Section 16.4 below.

ARTICLE XIII
RIGHT OF FIRST REFUSAL

        13.1 Prior to MarkWest selling a controlling interest in the Facilities, excluding the Plant, to any third party, other than to an Affiliate that is capable of performing this Agreement and is reasonably acceptable to CITGO, CITGO shall have a first right of refusal to purchase the Facilities, excluding the Plant (the "Asset") in accordance with the following provisions:

          (a)   If MarkWest receives a bona fide written offer from any third party that is not an Affiliate of MarkWest to purchase the Asset, then, prior to any sale to that party, MarkWest shall give CITGO written notice stating the proposed transferee, the consideration to be paid and other relevant terms and conditions of the offer (the "Offer Notice").

          (b)   CITGO shall have until 4:59 P.M. local time at MarkWest's principal office, on the thirtieth (30th) Day following the date of the Offer Notice in which to elect to purchase the Asset at the same price and on the same terms and conditions as set forth in the Offer Notice.

          (c)   If CITGO elects to purchase the Asset, then the Parties shall fix a closing date (the "Closing Date") for the purchase, which shall not be more than sixty (60) Days following the date of the Offer Notice.

          (d)   If CITGO elects not to purchase the Asset on those terms and conditions or if CITGO fails to respond within thirty (30) Days following the date of the Offer Notice, then MarkWest shall be free to sell the Asset on terms and conditions no less favorable to MarkWest than those contained in the Offer Notice.

(a) ARTICLE XIV
NOTICES

        NOTICE:    Unless otherwise provided herein, any notice, request or demand which either Party desires to serve upon the other regarding this Contract shall be in writing and shall be considered as delivered when hand delivered or, if mailed by United States certified mail, postage prepaid, three (3) Days after mailing or, if sent by facsimile or e-mail transmission, when receipt is confirmed by the equipment of the transmitting Party; provided, if receipt of a facsimile or e-mail transmission is confirmed after normal business hours, receipt shall be deemed to be the next Business Day. Such notice shall be given to the other Party at the following address, or to such other address as either Party shall designate by like written notice to the other Party:

CITGO:	CITGO Corpus Christi Refinery P.O. Box 9176 Corpus Christi, TX 78407 1802 Nueces Boulevard Corpus Christi, TX 78469 Attn: Plant Manager Fax: 1-361-844-4853

        Notices to Refinery Personnel shall be made by telephone to the Refinery Shift Superintendent at 361-844-4332 and subsequently by facsimile at 361-844-4246.

        Copies of all notices, other than routine communications shall be sent to:

CITGO Petroleum Corporation 1293 Eldridge Parkway Houston, TX 77077 Attn: Product Manager, Petrochemicals Fax: (832) 486-4852
MarkWest:	MarkWest Javelina Company 5438 Union Street Corpus Christi, Texas 78407 Attn: Plant Manager Fax: 1-361-289-4977

        Notices to MarkWest Facilities shall be made by telephone to the Shift Supervisor at 361-289-4760 and subsequently by facsimile at 361-289-4767.

        Copies of all notices, other than routine communications shall be sent to:

MarkWest Energy Partners, L.P. 1515 Arapahoe Street Tower 2, Suite 700 Denver, CO 80202 Attn: Contract Administration

        NO LEGAL NOTICE REQUIRED OR PERMITTED HEREUNDER CONCERNING A CLAIM OR BREACH ARISING HEREUNDER OR NOTICE OF TERMINATION SHALL BE VALID UNLESS PROVIDED IN THE MANNER DESCRIBED ABOVE TO:

MarkWest Energy Partners, L.P. 1515 Arapahoe Street Tower 2, Suite 700 Denver, CO 80202 Attention: General Counsel Fax: (303) 925-9308
CITGO Petroleum Corporation 1293 Eldridge Parkway Houston, TX 77077 Attn: General Counsel Fax: (832) 486-1817

ARTICLE XV
INDEMNITIES AND LIMITATION OF LIABILITY

        15.1 (a) Subject to Section 15.1(b) below, each Party (the "Indemnifying Party") shall indemnify, defend and hold harmless the other Party and its Affiliates and their respective directors, officers, employees, agents, successors and assigns (collectively, the "Indemnified Party") from and against any obligations, liabilities, damages, losses, actions, lawsuits, claims, demands, settlements, judgments, costs and expenses ("Claims") including, without limitation, reasonable attorney fees, relating to personal and bodily injuries or death of any third parties and/or damages to or losses of any real or personal property of the Indemnified Parties and/or any third parties, arising out of or in any way connected to the performance or non-performance of this Agreement and to the extent caused by the actual or alleged negligence, common law, strict liability, statutory liability, absolute liability, vicarious liability, products liability, gross negligence or willful actions, or otherwise wrongful acts or omissions of the Indemnifying Party and/or its Affiliates and/or their respective directors, officers, employees, contractors or agents.

        (b)   The Indemnifying Party shall indemnify, defend and hold harmless the Indemnified Parties from and against any Claims relating to any bodily injuries to, or deaths of, any employees, contractors and/or agents of the Indemnifying Party arising out of or in any way connected to the performance or non-performance of this Agreement, without regard to the cause or causes thereof, including, without limitation, those caused by the actual or alleged negligence, common law, strict liability, statutory liability, absolute liability, vicarious liability, products liability, gross negligence or willful actions, or otherwise wrongful acts or omissions of the Indemnifying Party, the Indemnified Parties, or any third parties, except that the foregoing indemnity shall not apply to any such Claims caused by The Indemnified Parties' sole negligence. IT IS THE EXPRESSED INTENT OF THE PARTIES THAT THE INDEMNIFYING PARTY INDEMNIFY THE INDEMNIFIED PARTIES FOR THOSE CLAIMS SPECIFIED IN THIS SECTION 15.1(b) CAUSED BY THE INDEMNIFIED PARTIES' OWN ACTUAL OR ALLEGED JOINT OR CONCURRENT NEGLIGENCE, EXCLUDING CLAIMS CAUSED BY THE INDEMNIFIED PARTIES' SOLE NEGLIGENCE.

        15.2 IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR LOSS OF INCOME, REVENUE, OR PROFITS, OR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES, NO MATTER HOW ARISING, WHETHER IN CONTRACT, TORT OR OTHERWISE EVEN IF INFORMED OF THE POSSIBILITY OF ANY SUCH LOSSES OR DAMAGES IN ADVANCE.

ARTICLE XVI
MISCELLANEOUS PROVISIONS

        16.1 Relationship of the Parties. Each Party's performance under this Agreement shall be independent, with the authority and right to direct and control all of the details of a Party's obligations hereunder resting entirely with the respective Party so performing. Nothing contained in this Agreement shall be deemed or construed as creating a relationship of partnership, association, principal and agent or joint venture by or between the Parties. Neither Party shall have the right or authority to assume or create any obligation or responsibility on behalf of the other Party or to bind the other Party in any manner whatsoever.

        16.2 Successors and Assigns. (a) MarkWest shall not assign this Agreement in whole or in part, without (i) obtaining the express ratification and adoption of this Agreement by the transferee(s), and (ii) obtaining the express written consent of CITGO, which consent will not be unreasonably withheld or delayed. It is expressly provided that CITGO may reasonably withhold such consent if the proposed transferee is less creditworthy than MarkWest at the time, or is otherwise less capable of performing the obligations of MarkWest hereunder, all as determined by CITGO in its reasonable discretion. Notwithstanding the foregoing, MarkWest may assign or transfer this Agreement, in whole or in part, to an Affiliate of MarkWest without CITGO's consent; provided, however, that MarkWest provides evidence to CITGO that such Affiliate is creditworthy and capable of performing the obligations of MarkWest hereunder, all as determined by CITGO in a commercially reasonable manner within fourteen (14) Days of the date MarkWest provides such evidence of creditworthiness and capability of performance to CITGO.

        (b)   CITGO shall not assign this Agreement, in whole or in part, without (i) obtaining the express ratification and adoption of this Agreement by the transferee(s), and (ii) obtaining the express written consent of MarkWest, which consent will not be unreasonably withheld or delayed. It is expressly provided that MarkWest may reasonably withhold such consent if the proposed transferee is less credit worthy than CITGO at the time, or is otherwise less capable of performing the obligations of CITGO hereunder, all as determined by MarkWest in its reasonable discretion. Notwithstanding the foregoing, CITGO may assign or transfer this Agreement, in whole or in part, to an Affiliate of CITGO without MarkWest's consent; provided, however, that CITGO provides evidence to MarkWest that such Affiliate is creditworthy and capable of performing the obligations of CITGO hereunder, all as determined by MarkWest in a commercially reasonable manner within fourteen (14) Days of the date CITGO provides such evidence of creditworthiness and capability of performance to MarkWest.

        (c)   In the event either Party breaches this Section 16.2, the other Party shall have the right to terminate this Agreement upon written notice to the other Party.

        16.3 Choice of Law. This Contract shall be deemed to be a contract made under the laws of the State of Texas without regard to choice of law rules or principles therein that might otherwise apply the law of another jurisdiction.

        16.4 Dispute Resolution.

          16.4.1 When a dispute between the Parties relating to, arising out of or pertaining to this Agreement has arisen ("Dispute"), either Party may give the other Party written notice of the Dispute. In the event such notice is given, the Parties shall attempt to resolve the Dispute promptly by negotiation between executives who have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for the matter. Within ten [10] business Days after delivery of the notice, the receiving Party shall submit to the other a written response. Thereafter, the executives shall confer in person or by telephone promptly to attempt to resolve the dispute. All reasonable requests for information made by one Party to the other will be honored.

          16.4.2 If the Parties' senior management meetings fail to resolve the dispute, either Party may request in writing to the other Party that the Dispute be submitted to non-binding mediation by a mediator to be mutually agreed to by the Parties. Unless otherwise agreed by the Parties, the mediation shall take place in Houston, Texas, and the costs for the mediation shall be shared equally by the Parties.

          16.4.3 The mediator shall be an individual who is not and never has been an officer, director, consultant, or employee of either Party, and who is qualified by education, knowledge, training, and experience to decide upon the particular question in dispute. Consultants, contractors and expert witnesses previously used by either Party shall not be used as a mediator without the consent of both Parties.

          16.4.4 The statute of limitations of the State of Texas applicable to the commencement of a lawsuit shall apply to the commencement of mediation hereunder, except that no defenses shall be available based upon the passage of time during any negotiations called for by Section 16.4.1 of this Agreement.

          16.4.5 Each Party may submit evidentiary documents to the mediator in support of its position. The mediator may request, but neither Party shall be compelled to provide, any further evidentiary documents or information from the Parties. However, the mediator may ask questions of the Party submitting documents as they relate to the matter in dispute.

          16.4.6 If any Dispute is not otherwise resolved to the mutual satisfaction of both Parties in accordance with the foregoing procedures within ninety (90) days after written notice of the Dispute, then either Party may initiate an action in the appropriate state or federal courts in Texas for the resolution of such Dispute.

        16.5 Publicity. Neither Party shall issue a press release regarding this Agreement or use the other Party's or its partners' or affiliates' names in any advertising or publicity without the other Party's prior written consent.

        16.6 Severability. All provisions of this Agreement are severable, and the unenforceability or invalidity of any of them shall not affect the enforceability or validity of the remaining provisions of this Agreement.

        16.7 Survival. Any provisions of this Agreement which by the nature of their terms would survive any termination of this Agreement, including, but not limited to, Articles X, XI and XV, shall survive and continue to apply to the Parties and remain in full force and effect.

        16.8 Non-Waiver. No waiver of any provision of this Agreement, or a default or breach hereof, shall be effective unless it is in writing and signed by both Parties. No waiver by either Party of any one or more defaults or breaches by the other Party in the performance of any provisions of this Agreement (whether express or implied) shall operate or be construed as a waiver of any other default or breach or defaults or breaches, whether of a like or of a different character.

        16.9 Rule of Construction. The Parties agree that the rule of construction that a contract be construed against the drafter, if any, shall not be applied in the interpretation and construction of this Agreement. The titles and section headings contained in this Agreement are for reference purposes only and shall not affect the interpretation of the Agreement.

        16.10   Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

        16.11   Confidentiality. During the term of this Agreement, MarkWest and CITGO shall maintain the confidentiality of this Agreement and any information marked "Confidential" provided by each Party to the other Party relating to this Agreement. Said confidential information includes any information relating to CITGO's requirements for the Hydrogen and CITGO's Scheduled Downtimes schedules, except for such information as CITGO has made public, and shall not disclose same to any third party except independent auditors and financial institutions who are under written obligations of confidentiality with respect to this Agreement, and as may be required in the opinion of such Parties' counsel to comply with orders of any court or governmental agency, or comply with any laws, rules and regulations of applicable governmental agencies, including but not limited to, federal, state and local agencies.

        16.12   Changes in Laws. In the event any governmental laws or regulations applicable to the Parties change or are promulgated that materially affect either Party's obligations hereunder, the Parties shall reasonably cooperate and work together in good faith to address any issues so that the intent of this Agreement is maintained.

        16.13   Complete and Integrated Agreement. This Agreement, including the Exhibits attached hereto, contains the complete, final and exclusive agreement of the Parties with respect to the matters set forth herein and supersede all prior understandings, negotiations, representations, discussions, statements, inducements and agreements, written or oral, pertaining thereto.

        16.14   Amendment. This Agreement may not be amended, modified or rescinded in any way except by written instrument duly executed by both Parties.

        IN WITNESS WHEREOF, the Parties execute this Agreement on the date first above written.

"CITGO"		"MarkWest"
CITGO REFINING AND CHEMICALS COMPANY L.P.		MARKWEST BLACKHAWK, L.P.
By:	/s/ WILLIAM H. HATCH	By:	/s/ FRANK M. SEMPLE
Name:	William H. Hatch	Name:	Frank M. Semple
Title:	VP, Supply & Marketing	Title:	President & CEO

EXHIBIT A
TO HYDROGEN SUPPLY AGREEMENT
BY AND BETWEEN
MARKWEST AND CITGO

MILESTONE SCHEDULE

        **

QuickLinks

HYDROGEN SUPPLY AGREEMENT BY AND BETWEEN MARKWEST BLACKHAWK, L.P. AND CITGO REFINING AND CHEMICALS COMPANY L.P.